Exhibit 10.2

Nevro Corp.

May 4, 2016

Mr. Michael DeMane

1800 Bridge Parkway

Redwood City, CA 94065

Re:	Amendment to Employment Agreement

Dear Michael:

This letter agreement (this “Amendment”) serves to amend that certain Employment Agreement between you and Nevro Corp. (the “Company”), dated as of December 5, 2014 (the “Agreement”) effective as of June 1, 2016 (the “Effective Date”).

1. Term. The Agreement, as amended hereby, and your employment with the Company shall continue in effect for a minimum of six months from the Effective Date (i.e., through November 30, 2016) and a maximum of twelve months from the Effective Date (i.e., through May 31, 2017). Prior to November 30, 2016, the Agreement and your employment may be terminated by either you or the Company in accordance with Section 3 of the Agreement and subject to Section 4 of the Agreement. Between November 30, 2016 and May 30, 2017, the Agreement and your employment may be terminated by either you or the Company for any or no reason, provided that in no event will the Company have any obligations under Section 4(c) or 4(d) of the Agreement. The date the Agreement and your employment terminates in accordance with this paragraph shall be referred to herein as the “Agreement Termination Date”.

2. Duties. Effective as of June 1, 2016, you shall provide services to the Company as Executive Chairman of the Board of Directors of the Company (“Executive Chairman”) and, effective as of such date, all references in the Agreement to “Chief Executive Officer” shall be deemed to be “Executive Chairman”. Following the Agreement Termination Date, you shall continue to serve as Chairman of the Board of Directors in a non-executive capacity and Section 3(b) of the Agreement shall be deemed amended to the extent necessary to permit your continued service as both a member of the Board of Directors and Chairman. The Company may terminate your services as Chairman upon not less than six (6) months written notice other than for Cause (as defined in the Agreement) for which there shall be no notice required.

3. Compensation and Benefits. Prior to the Agreement Termination Date, you shall continue to be paid compensation and be eligible to participate in benefits, in each case, as set forth in Section 2 of the Agreement. For the avoidance of doubt, this means that prior to the Agreement Termination Date, you will continue to be paid an annual base salary of $500,000 and be eligible to receive a target bonus of 75% of the base salary paid to you for the applicable year based solely upon the achievement of corporate objectives under the Company’s executive bonus program and paid to you at the same time other Company executives are paid their bonus for the applicable year. For the avoidance of doubt, you do not need to be employed by the Company on the date of payment to remain eligible for the bonus described in the preceding sentence. Following the Agreement Termination Date, you will be eligible for the compensation set forth in the Company’s non-employee director policy, based on your service as Chairman.

4. Equity Awards. Prior to the Agreement Termination Date, your equity awards shall continue to vest in accordance with their terms based on your continued services under the Agreement and shall be eligible for accelerated vesting as provided therein. On and after the Agreement Termination Date, your equity awards will continue to vest during your service as Chairman of the Board of Directors of the Company. In the event the Company terminates your service to the Company as Chairman of the Board of Directors prior to December 31, 2018 for other than Cause, then the vesting of each unvested equity award then held by you shall be accelerated in full as of the date of such termination. Each equity award held by you as of the date hereof, and each award agreement evidencing such equity award, will be deemed amended to the extent necessary to reflect the terms of this Amendment. For the avoidance of doubt, this paragraph 4 shall survive termination of the Agreement.

Your signature to this Amendment will constitute your explicit written consent to the changes to your position and the amendment to your Agreement as provided herein, and you hereby waive any right you may have under the Agreement to resign for Good Reason (as defined under the Agreement) based on the changes set forth herein. Other than as specifically provided in this Amendment, all terms and conditions of the Agreement continue in full force and effect. If this Amendment is acceptable to you, please sign below and return the original, fully executed Amendment to the Company.

Sincerely,

NEVRO CORP.

By:	/s/ Andrew Galligan
Name: Andrew Galligan
Title: Chief Financial Officer

By signing below, I acknowledge receipt of this Amendment and agree to its terms and conditions.

/s/ Michael DeMane
Michael DeMane	May 4, 2016